AMENDMENT TO
                        ADMINISTRATIVE SERVICES AGREEMENT

The second paragraph of Part Two: COMPENSATION FOR SERVICES, section (1) of the Administrative Services Agreement between AXP Market Advantage Series, Inc. on behalf of AXP International Equity Index Fund, AXP Mid Cap Index Fund, AXP Nasdaq 100 Index Fund, AXP S&P 500 Index Fund and AXP Total Stock Market Index Fund and American Express Financial Corporation dated September 9, 1999, is modified as follows. All other provisions of the agreement remain in full force and effect.

         The administrative fee for each calendar day of each year shall be equal to 1/365th (1/366th in each leap year) of the total amount computed. The computation shall be made for each day on the basis of net assets as of the close of business. In the case of the suspension of the computation of net asset value, the administrative fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. As used herein "net assets" as of the close of a full business day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

IN WITNESS WHEREOF, the parties have executed this amendment as of the 3rd day of June, 2002.

                                        AXP MARKET ADVANTAGE SERIES, INC.
                                            AXP INTERNATIONAL EQUITY INDEX FUND
                                            AXP MID CAP INDEX FUND
                                            AXP Nasdaq 100 INDEX FUND
                                            AXP S&P 500 INDEX FUND
                                            AXP TOTAL STOCK MARKET INDEX FUND


                                        By /s/ Leslie L. Ogg
                                           ------------------
                                               Leslie L. Ogg
                                               Vice President


                                        AMERICAN EXPRESS FINANCIAL CORPORATION


                                        By /s/ Paula R. Meyer
                                           --------------------
                                               Paula R. Meyer
                                               Vice President